Filed pursuant to Rule 424(b)(3)
File No. 333-262832

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND
Supplement to Prospectus dated February 18, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended October 31,
	2024		2023		2022		2021	2020
Net asset value – Beginning of year	$21.57		$23.81		$28.61		$21.01	$24.34
Income (Loss) From Operations
Net investment income(1)	$0.29		$0.49		$0.58		$0.60	$0.62
Net realized and unrealized gain (loss)	6.34		(0.94)		(3.43)		8.79	(2.21)
Total income (loss) from operations	$6.63		$(0.45)		$(2.85)		$9.39	$(1.59)
Less Distributions
From net investment income	$(0.28)		$(0.44)		$(0.58)		$(0.59)	$(0.59)
From net realized gain	(1.62)		(1.35)		(1.37)		(1.20)	(1.15)
Total distributions	$(1.90)		$(1.79)		$(1.95)		$(1.79)	$(1.74)
Premium from common shares sold through shelf offering(1)	$—		$—		$0.00	(5)	$0.00 (5)	$0.00 (5)
Net asset value – End of year	$26.30		$21.57		$23.81		$28.61	$21.01
Market value – End of year	$24.04		$19.29		$24.42		$29.36	$18.73
Total Investment Return on Net Asset Value(2)	32.28%		(1.99)%		(10.19)%		45.70%	(6.13)%
Total Investment Return on Market Value(2)	35.20%		(14.54)%		(10.24)%		67.72%	(18.36)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,960,662		$1,608,161		$1,774,707		$2,106,999	$1,544,154
Ratios (as a percentage of average daily net assets):(3)
Expenses excluding interest and fees	1.11%		1.13%		1.11%		1.10%	1.17%
Interest and fee expense	1.42%		1.40%		0.40%		0.14%	0.42%
Total expenses	2.53%		2.53%		1.51%		1.24%	1.59%
Net expenses	2.53	%(6)	2.53	%(6)	1.51	%(6)	1.24%	1.59%
Net investment income	1.14%		2.08%		2.21%		2.26%	2.81%
Portfolio Turnover	39%		29%		31%		30%	54%
Senior Securities:
Total amount outstanding (in 000’s)	$447,000		$447,000		$447,000		$447,000	$447,000
Asset coverage per $1,000(4)	$5,386		$4,598		$4,970		$5,714	$4,454

See related footnotes.)

Financial Highlights (continued)

	Year Ended October 31,	Period Ended October 31,		Year Ended August 31,
	2019	2018(9)		2018	2017	2016	2015
Net asset value – Beginning of period	$22.64	$24.25		$22.21	$21.61	$21.22	$22.94
Income (Loss) From Operations
Net investment income(1)	$0.58	$0.08		$0.56	$0.82	$0.74	$0.81
Net realized and unrealized gain (loss)	2.86	(1.40)		3.22	1.52	1.39	(1.08)
Total income (loss) from operations	$3.44	$(1.32)		$3.78	$2.34	$2.13	$(0.27)
Less Distributions
From net investment income	$(0.56)	$(0.21)		$(0.47)	$(0.86)	$(0.73)	$(1.09)
From net realized gain	(1.18)	(0.08)		(1.27)	(0.88)	(1.01)	(0.36)
Total distributions	$(1.74)	$(0.29)		$(1.74)	$(1.74)	$(1.74)	$(1.45)
Premium from common shares sold through shelf offering(1)	$0.00 (5)	$—		$—	$—	$—	$—
Net asset value – End of period	$24.34	$22.64		$24.25	$22.21	$21.61	$21.22
Market value – End of period	$24.95	$22.17		$24.37	$21.73	$20.88	$19.29
Total Investment Return on Net Asset Value(2)	16.02%	(5.48	)%(7)	17.79%	11.57%	11.25%	(0.67)%
Total Investment Return on Market Value(2)	21.44%	(7.90	)%(7)	20.98%	12.97%	18.24%	0.76%
Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$1,784,376	$1,650,454		$1,767,150	$1,617,605	$1,573,697	$1,545,306
Ratios (as a percentage of average daily net assets):(3)
Expenses excluding interest and fees	1.14%	1.14	%(8)	1.14%	1.16%	1.18%	1.14%
Interest and fee expense	0.81%	0.74	%(8)	0.61%	0.46%	0.29%	0.21%
Total expenses	1.95%	1.88	%(8)	1.75%	1.62%	1.47%	1.35%
Net expenses	1.95%	1.88	%(8)	1.75%	1.62%	1.47%	1.35%
Net investment income	2.51%	1.88	%(8)	2.41%	3.75%	3.53%	3.57%
Portfolio Turnover	49%	4	%(7)	58%	85%	91%	99%
Senior Securities:
Total amount outstanding (in 000’s)	$447,000	$447,000		$447,000	$447,000	$447,000	$447,000
Asset coverage per $1,000(4)	$4,992	$4,692		$4,953	$4,619	$4,521	$4,457

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Total expenses do not reflect amounts reimbursed and/or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Fund.
(4)	Calculated by subtracting the Fund’s total liabilities (not including the borrowings payable/notes payable) from the Fund’s total assets, and dividing the result by the borrowings payable/notes payable balance in thousands.
(5)	Amount is less than $0.005.
(6)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Funds (equal to less than 0.005% of average daily net assets for the years ended October 31, 2024, 2023 and 2022).
(7)	Not annualized.
(8)	Annualized.
(9)	For the two months ended October 31, 2018. Effective September 1, 2018, the fiscal year-end of the Fund changed from August 31 to October 31.

January 27, 2025